UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2024

D.R. Horton, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-14122	75-2386963
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1341 Horton Circle, Arlington, Texas 76011

(Address of principal executive offices)

Registrant’s telephone number, including area code: (817) 390-8200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $.01 per share	DHI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On August 14, 2024, D.R. Horton, Inc. (the “Company”) completed a public offering (the “Offering”) of $700,000,000 million aggregate principal amount of its 5.000% Senior Notes due 2034 (the “Notes”). The Company received net proceeds from the Offering, after the underwriting discount, of $688.5 million.

The Notes are governed by a Senior Debt Securities Indenture (the “Base Indenture”), dated as of October 10, 2019, between the Company and Truist Bank (formerly known as Branch Banking and Trust Company), as trustee (the “Trustee”), as supplemented by the Sixth Supplemental Indenture, dated as of August 14, 2024 (the “Sixth Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), among the Company, the guarantors party thereto (the “Guarantors”), and the Trustee. Interest on the Notes will accrue at a rate of 5.000% per annum on the principal amount from August 14, 2024, payable semi-annually on April 15 and October 15 of each year, beginning on April 15, 2025. The Notes will mature on October 15, 2034, subject to earlier redemption or repurchase. The Notes are guaranteed by substantially all of the Company’s current homebuilding subsidiaries. The Notes have been approved for listing on the New York Stock Exchange.

Optional Redemption

The Company may, at its option, generally redeem all or a portion of the Notes at any time. If the Company redeems the Notes prior to July 15, 2034, the redemption price for the Notes to be redeemed will be equal to the greater of: (i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on July 15, 2034) on a semi-annual basis at the Treasury Rate (as defined in the Indenture) plus 20 basis points less (b) interest accrued to the date of redemption; and (ii) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest on the principal amount of the Notes being redeemed to (but not including) the redemption date. If the Notes are redeemed on or after July 15, 2034, the redemption price for such Notes will equal 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on the principal amount of the Notes being redeemed to (but not including) the redemption date.

Change of Control

Upon the occurrence of certain events resulting in both a change in control of the Company and a ratings downgrade with respect to the Notes, subject to certain exceptions, the Company will be required to make an offer to each holder of the Notes to purchase all or any part of such holder’s Notes at 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of purchase.

Events of Default

The Indenture includes customary events of default, including payment defaults, failure to pay certain other indebtedness and certain events of bankruptcy, insolvency or reorganization.

Ranking

The Notes are general unsecured obligations of the Company and rank senior in right of payment to any future indebtedness of the Company that is, by its terms, expressly subordinated in right of payment to the Notes and equal in right of payment with all existing and future unsecured indebtedness of the Company that is not so subordinated. The guarantees will be general unsecured obligations of the Guarantors and will rank senior in right of payment to any future indebtedness of the Guarantors that is, by its terms, expressly subordinated in right of payment to the guarantees and will rank equal in right of payment with all existing and future unsecured indebtedness of the Guarantors that is not so subordinated.

The above description of the Notes and the Sixth Supplemental Indenture is qualified in its entirety by reference to the full text of the Sixth Supplemental Indenture (including the form of Note included therein), a copy of which is filed as Exhibit 4.1 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

4.1	Sixth Supplemental Indenture, dated as of August 14, 2024, among D.R. Horton, Inc., the guarantors named therein and Truist Bank (formerly known as Branch Banking and Trust Company), as trustee, relating to the 5.000% Senior Notes due 2034 of D.R. Horton, Inc.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 14, 2024

D.R. Horton, Inc.

By:	/s/ Thomas B. Montaño
Thomas B. Montaño
Senior Vice President and
Corporate Secretary